UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 25, 2006
FIRST BANCORP.
(Exact Name of Registrant as Specified in its Charter)
001-14793
(Commission File Number)

Puerto Rico	66-0561882
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1519 Ponce de Leon San Juan, Puerto Rico (Address of Principal Executive Offices)	00908-0146 (Zip Code)
(787) 729 8200
(Registrant’s Telephone Number, including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 31, 2006, First BanCorp (or the “Company”) issued a press release announcing that its subsidiary, FirstBank, has received a cash payment from Doral Financial Corporation of approximately $2.4 billion, substantially reducing the balance of approximately $2.9 billion in secured commercial loans which resulted from First BanCorp’s previously-announced revised classification of several mortgage-related transactions with Doral. As noted in prior disclosure, the Company had engaged in such mortgage-related transactions with Doral since 1999, making Doral the largest borrower from the Company.
In connection with the repayment, FirstBank and Doral entered into a sharing agreement on May 25, 2006 with respect to certain profits or losses that Doral incurs as part of the sales of the mortgages that previously collateralized the commercial loans. FirstBank has agreed to reimburse Doral for 40% of the net losses incurred by Doral as a result of sales of the mortgages, subject to certain conditions and subject to a maximum reimbursement of $9.5 million, which will be reduced proportionately to the extent that Doral does not sell the mortgages. Doral will share with FirstBank the profits, if any, received from any subsequent sales of the mortgages, in the same proportion as FirstBank shares in the losses, subject to a maximum of $9.5 million.
A copy of the press release that describes the repayment and sharing agreement is incorporated herein by reference to Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 31, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2006	FIRST BANCORP
	By:	/s/ Luis M. Cabrera
		Name:	Luis M. Cabrera
		Title:	Executive Vice President and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated May 31, 2006

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